Exhibit 99.1

CRH Reports Q4 and FY 2025 Results

•Strong Q4 and FY 2025; continued year‑over‑year growth in Net income (FY 25: +8%) and Adjusted EBITDA* (FY 25: +11%)
•Record financial performance backed by our Growth Algorithm and the CRH Winning Way
•Inclusion in the S&P 500 Index, a powerful recognition of our Unmatched Scale and Market Leadership
•$4.1bn invested in 38 value-accretive acquisitions; significant financial capacity to capitalize on attractive pipeline
•$1.7bn invested in high-return, low-risk growth capex projects, driving organic growth and performance improvement
•Declaring quarterly dividend of $0.39 per share (+5% YoY); commencing new $0.3bn quarterly share buyback
•2026 outlook positive across key end-markets; underpinned by our Superior Strategy and Connected Portfolio
•Expect further growth & value creation with FY 26 Net income of $3.9bn to $4.1bn; Adjusted EBITDA* of $8.1bn to $8.5bn

NEW YORK (Feb. 18, 2026) – CRH (NYSE: CRH), the leading provider of building materials, today reported fourth quarter and full year 2025 financial results. Full year 2025 Total revenues of $37.4 billion (2024: $35.6 billion) were 5% ahead of the prior year driven by favorable end-market demand, disciplined commercial execution and contributions from acquisitions. Net income of $3.8 billion (2024: $3.5 billion) was 8% ahead of the prior year, reflecting a strong underlying operating performance. Adjusted EBITDA* of $7.7 billion (2024: $6.9 billion) increased by 11% as a result of continued pricing momentum, contributions from acquisitions and disciplined cost control. CRH’s net income margin of 10.1% (2024: 9.9%) and Adjusted EBITDA margin* of 20.5% (2024: 19.5%) were both ahead of the prior year.
Jim Mintern, Chief Executive Officer, stated1”2025 proved to be a year of significant progress for CRH, with double-digit Adjusted EBITDA* growth and a 12th consecutive year of margin* expansion delivering another record performance and reinforcing our position as the leading compounder of capital in our industry. Our balance sheet strength, cash generation capabilities and disciplined approach to capital allocation enabled us to deploy $5.8 billion in value-accretive growth investments across our connected portfolio while also returning $2.2 billion to shareholders through dividends and share buybacks. We enter 2026 with confidence and expect favorable end-market dynamics as well as the continued execution of our superior strategy to underpin another year of growth and value creation for our shareholders.”

Summary Financials	Q4 2025	YoY Change	FY 2025	YoY Change
Total revenues	$9.4bn	+6%	$37.4bn	+5%
Net income	$1.0bn	+46%	$3.8bn	+8%
Net income margin	11.0%	+300bps	10.1%	+20bps
Adjusted EBITDA*	$2.0bn	+14%	$7.7bn	+11%
Adjusted EBITDA margin*	21.5%	+150bps	20.5%	+100bps
Diluted Earnings Per Share	$1.52	+49%	$5.51	+10%
Diluted Earnings Per Share pre-impairment*	$1.52	+6%	$5.57	+3%
Net cash provided by operating activities			$5.6bn	+13%
Adjusted Free Cash Flow*			$5.0bn	+18%
1*Represents a non-GAAP measure. See 'Non-GAAP Reconciliation and Supplementary Information' on pages 12 to 14. Reference to margin expansion is based on IFRS through 2022 and U.S. GAAP from 2023 through 2025.

Exhibit 99.1
Three months ended December 31, 2025
Americas Materials Solutions' Total revenues were 9% ahead of Q4 2024, driven by good underlying activity levels, positive pricing momentum and contributions from acquisitions. Adjusted EBITDA increased by 9% year-on-year, reflecting disciplined cost management, positive underlying demand and contributions from acquisitions.
Americas Building Solutions' Total revenues were 1% behind Q4 2024, with strong demand in the energy and communication sectors, in addition to contributions from acquisitions, offset by ongoing subdued residential demand and adverse weather impacting certain markets. Adjusted EBITDA was 2% ahead of the prior year, primarily driven by good cost management and contributions from acquisitions.
International Solutions' Total revenues were 6% ahead of Q4 2024, as contributions from acquisitions and positive pricing momentum offset the impact of recent divestitures. Adjusted EBITDA was 33% ahead of the prior year, benefiting from improved operational efficiencies, the integration of acquisitions and business optimization initiatives.

Year ended December 31, 2025
Americas Materials Solutions' Total revenues were 5% ahead of the prior year, driven by contributions from acquisitions, pricing progress and improved volumes in the second half of the year. Adjusted EBITDA increased by 7% year-on-year, reflecting disciplined cost management, operational efficiencies and contributions from acquisitions.
Americas Building Solutions' Total revenues were 1% ahead of the prior year, driven by good contributions from acquisitions and increased demand in the energy sector. Adjusted EBITDA was 6% ahead of the prior year reflecting the benefits of ongoing business improvements and asset optimization initiatives.
International Solutions' Total revenues were 8% ahead of the prior year, driven by favorable pricing and contributions from acquisitions. Adjusted EBITDA was 23% ahead of the prior year, with contributions from acquisitions, pricing progress and operational efficiencies driving improvement.

Please refer to Appendix 1 on pages 5 to 7 for detailed business segment information for the three months and year ended December 31, 2025.

Acquisition Update
CRH’s acquisition strategy and proven growth capabilities, combined with its unmatched scale and connected portfolio of businesses, provides significant optionality for further growth and value creation. We completed 38 value-accretive acquisitions in 2025 for a total consideration of $4.1 billion, enabling us to strengthen our market leading positions, further develop our connected portfolio and increase our exposure to growing infrastructure megatrends. The largest acquisition in 2025 was in our Americas Materials Solutions segment where we completed the acquisition of Eco Material Technologies (Eco Material), North America’s leading supplier of Supplementary Cementitious Materials (SCMs), for a total consideration of $2.1 billion. The Eco Material transaction strategically positions CRH to meet growing demand for SCMs to modernize North America's infrastructure.
Other Financial Items
Depreciation, depletion, amortization and impairment charges for the year ended December 31, 2025, of $2.2 billion were $0.2 billion higher than the prior year (2024: $2.0 billion), primarily due to acquisitions and higher growth capital expenditure.
Interest income for the year ended December 31, 2025, of $146 million was higher than the comparable prior period (2024: $143 million). Interest expense for the year ended December 31, 2025, of $810 million was higher than the prior year (2024: $612 million), primarily due to an increase in gross debt balances.
Income tax expense for the year ended December 31, 2025, of $1.0 billion (2024: $1.1 billion) reduced in the period, reflecting a lower effective tax rate compared to the prior year.
Other nonoperating income, net, was $29 million, a decrease from the prior year period (2024: $258 million) which benefited from a non-recurring gain on divestitures.
Diluted Earnings Per Share (EPS) of $5.51 was 10% higher than the prior year (2024: $5.02), supported by strong operating performance and the ongoing share buyback program. Diluted EPS pre-impairment*2of $5.57 was 3% higher than the prior year (2024: $5.43), impacted by the non-recurrence of gains on divestitures.

2
CRH Q4 and Full Year 2025 Results 2

Exhibit 99.1
Balance Sheet and Liquidity
2025 marked another year of strong cash generation for CRH, with net cash provided by operating activities of $5.6 billion, $0.6 billion ahead of the prior year (2024: $5.0 billion) and Adjusted Free Cash Flow* of $5.0 billion, $0.8 billion ahead of the prior year (2024: $4.2 billion), driven by higher income from operations and improved working capital management.
Total short and long-term debt was $17.7 billion as of December 31, 2025, compared with $14.0 billion in 2024.
Net Debt* as of December 31, 2025, was $14.2 billion, compared with $10.5 billion in 2024, primarily reflecting continued acquisition and growth investment activity and cash returns to shareholders, partially offset by inflows from operating activities. CRH ended 2025 with $4.1 billion of cash and cash equivalents and restricted cash (2024: $3.8 billion) as well as $4.3 billion of undrawn committed facilities, $4.1 billion of which are available until May 2030. CRH remains committed to maintaining its robust balance sheet and expects to maintain a strong investment-grade credit rating.
Dividends
In line with its policy of consistent long-term dividend growth, on February 18, 2026, CRH declared a quarterly dividend of $0.39 per share, representing a 5% increase on the prior year. The dividend will be paid on April 8, 2026, to shareholders registered on March 6, 2026.
Review of LSE Ordinary Share Listing and Preference Share Capital Structure
CRH is undertaking a review of its London Stock Exchange (LSE) listed ordinary shares as well as its preference share capital structure. The preference shares, comprising 7% preference shares listed on the LSE and 5% preference shares listed on Euronext Growth Dublin (EGD), have a total par value of approximately $1.4 million (referred to as preferred stock in the Consolidated Balance Sheets). The outcome of the review may result in the delisting from the LSE of CRH’s ordinary shares and 7% preference shares. Separately, subject to shareholder approval, the outcome of the review may result in the cancellation of both classes of preference shares, as well as the delisting of the 5% preference shares from EGD. CRH’s primary listing on the New York Stock Exchange is not within the scope of the review. It is anticipated this review will be completed during Q1 2026 and an update to shareholders will be provided during this time.
2026 Full Year Outlook
We expect favorable underlying demand across our key end-markets, underpinned by significant public investment in infrastructure and continued reindustrialization activity. Within the residential sector we expect resilient repair and remodel activity while the new-build segment is expected to remain subdued. Assuming normal seasonal weather patterns and absent any major dislocations in the political or macroeconomic environment, CRH's superior strategy, connected portfolio and leading positions of scale in attractive high-growth markets, together with our strong and flexible balance sheet, are expected to underpin another year of growth and value creation in 2026.

2026 Guidance (i)
(in $ billions, except per share data)	Low	High
Net income (ii)	3.9	4.1
Adjusted EBITDA*	8.1	8.5
Diluted EPS (ii)	$5.60	$6.05
Capital expenditure	2.8	3.0

(i) The 2026 guidance does not assume any significant one-off or non-recurring items, including the impact of further potential changes to global trade policies, impairments or other unforeseen events.

(ii) 2026 Net income and diluted EPS are based on approximately $0.7 billion interest expense, net, an effective tax rate of approximately 24% and a year-to-date average of approximately 675 million diluted common shares outstanding.
Conference Call
CRH will host a conference call and webcast presentation at 8:00 a.m. (EST) on Thursday, February 19, 2026, to discuss the 2025 results and 2026 outlook. Registration details are available on www.crh.com/investors. Upon registration, a link to join the call and dial-in details will be made available. The accompanying investor presentation will be available on the investor section of the CRH website in advance of the conference call, and a recording of the conference call will be made available afterwards.
About CRH
CRH is the leading provider of building materials critical to modernizing infrastructure. With our team of 83,000 people across 4,000 locations, our unmatched scale, connected portfolio, and deep local relationships make us the partner of choice for transportation, water, and reindustrialization projects, shaping communities for a better tomorrow. CRH (NYSE: CRH) is a member of the S&P 500 Index. For more information, visit www.crh.com.
CRH Q4 and Full Year 2025 Results 3

Exhibit 99.1
Appendices

CRH Q4 and Full Year 2025 Results 4

Exhibit 99.1
Appendix 1 - Results Of Operations

Three months ended December 31, 2025
Americas Materials Solutions

		Analysis of Change
in $ millions	Q4 2024	Currency	Acquisitions	Divestitures	Organic	Q4 2025	% change
Total revenues	4,266	+1	+349	–	+24	4,640	+9%
Adjusted EBITDA	1,053	–	+63	–	+31	1,147	+9%
Adjusted EBITDA margin	24.7%					24.7%
Americas Materials Solutions’ Total revenues were 9% ahead of the fourth quarter of 2024, primarily driven by contributions from acquisitions, further supported by volume growth and sustained pricing momentum.
In Essential Materials, Total revenues increased by 21%, due to positive pricing in aggregates, good underlying demand in most regions and contributions from acquisitions. Aggregates volumes and prices increased by 6% and 3%, respectively, reflecting adverse mix-effects. Cement volumes were 1% ahead of the prior year, while pricing was in line.
In Road Solutions, Total revenues were 4% ahead of the prior year, led by ongoing commercial execution and contributions from acquisitions. Asphalt volumes increased by 7% while pricing was in line with the prior year. Readymixed concrete volumes increased 1% and pricing increased by 4% compared to the prior year. Paving and construction revenues increased by 3% supported by strong backlog delivery and acquisitions.
Fourth quarter 2025 Adjusted EBITDA for Americas Materials Solutions was 9% ahead of the prior year, driven by good underlying demand, disciplined cost management and contributions from acquisitions. Adjusted EBITDA margin of 24.7% was in line with the fourth quarter of 2024.

Americas Building Solutions

		Analysis of Change
in $ millions	Q4 2024	Currency	Acquisitions	Divestitures	Organic	Q4 2025	% change
Total revenues	1,493	+1	+22	(7)	(25)	1,484	(1%)
Adjusted EBITDA	250	–	+5	(2)	+1	254	+2%
Adjusted EBITDA margin	16.7%					17.1%
Americas Building Solutions' Total revenues were 1% behind the fourth quarter of 2024, with contributions from acquisitions, offset by ongoing subdued residential demand and pockets of adverse weather impacting certain markets.
In Building & Infrastructure Solutions, Total revenues were 1% ahead of Q4 2024, driven by a solid performance in the communication and energy businesses with an increase in data center activity.
In Outdoor Living Solutions, Total revenues were 2% behind the prior year period due to subdued residential activity and the impact of adverse weather.
Adjusted EBITDA for Americas Building Solutions was 2% ahead of the fourth quarter of 2024, driven by acquisitions and cost savings initiatives. Adjusted EBITDA margin was 40bps ahead of the prior year period.

CRH Q4 and Full Year 2025 Results 5

Exhibit 99.1
International Solutions

		Analysis of Change
in $ millions	Q4 2024	Currency	Acquisitions	Divestitures	Organic	Q4 2025	% change
Total revenues	3,111	+186	+120	(160)	+35	3,292	+6%
Adjusted EBITDA	473	+28	+16	+19	+91	627	+33%
Adjusted EBITDA margin	15.2%					19.0%
International Solutions' Total revenues were 6% ahead of the fourth quarter of 2024, as contributions from acquisitions and positive pricing momentum were partially offset by the impact of recent divestitures.
In Essential Materials, Total revenues were 6% ahead of the comparable period in 2024, supported by contributions from acquisitions. Aggregates and cement volumes were 7% and 2% ahead of the comparable period in 2024, respectively. Cement pricing was 1% ahead, while aggregates pricing was in line with the prior year.
In Road Solutions, Total revenues were in line with the comparable period in 2024, with improved readymixed concrete volumes and pricing, 5% and 1% ahead of the prior year, respectively, offset by paving and construction divestitures. Asphalt pricing was 4% ahead of the comparable period in 2024, while volumes declined by 7%.
Within Building & Infrastructure Solutions and Outdoor Living Solutions, Total revenues were 18% ahead of the comparable period in 2024, supported by contributions from acquisitions.
Adjusted EBITDA in International Solutions was 33% ahead of the fourth quarter of 2024, benefiting from improved operational efficiencies, the integration of acquisitions and business optimization initiatives. Adjusted EBITDA margin increased by 380bps compared to the prior year.

Year ended December 31, 2025
Americas Materials Solutions

		Analysis of Change
in $ millions	2024	Currency	Acquisitions	Divestitures	Organic	2025	% change
Total revenues	16,173	(16)	+961	(16)	(73)	17,029	+5%
Adjusted EBITDA	3,745	(2)	+180	+6	+73	4,002	+7%
Adjusted EBITDA margin	23.2%					23.5%

Americas Materials Solutions’ Total revenues were 5% ahead of 2024, as contributions from acquisitions and pricing progress more than offset weather-impacted volumes earlier in the year.
In Essential Materials, Total revenues increased by 8%, supported by good pricing momentum and contributions from acquisitions. Aggregates volumes were 4% ahead of the same period in 2024, driven by contributions from acquisitions, while cement volumes increased by 1%. Aggregates pricing increased by 4% year-on-year, reflecting adverse mix-effects, while cement prices were ahead by 1%.
In Road Solutions, Total revenues increased by 4% as improved pricing and contributions from acquisitions more than offset weather-impacted volumes. Readymixed concrete volumes increased by 3% compared to the prior year, driven by acquisitions, while pricing increased by 2%. Paving and construction revenues increased by 2%, with construction backlogs ahead of the prior year. Asphalt volumes increased 4% over the prior year and pricing was in line.
Adjusted EBITDA for Americas Materials Solutions was 7% ahead of 2024, driven by disciplined cost management, operational efficiencies and strong performance from acquisitions. Adjusted EBITDA margin was 30bps ahead of the prior year.

CRH Q4 and Full Year 2025 Results 6

Exhibit 99.1

Americas Building Solutions

		Analysis of Change
in $ millions	2024	Currency	Acquisitions	Divestitures	Organic	2025	% change
Total revenues	7,059	(4)	+203	(34)	(102)	7,122	+1%
Adjusted EBITDA	1,389	–	+54	(7)	+38	1,474	+6%
Adjusted EBITDA margin	19.7%					20.7%
Americas Building Solutions' Total revenues were up 1% compared to the prior year, supported by disciplined commercial management and contributions from acquisitions, which offset the impact of adverse weather earlier in the year.
In Building & Infrastructure Solutions, Total revenues were 2% ahead of 2024, driven by a strong performance in the energy sector with increased activity in the data center end-market, good underlying activity in our water businesses and contributions from acquisitions.
In Outdoor Living Solutions, Total revenues were in line with the prior year, as incremental growth from acquisitions was offset by subdued residential demand and adverse weather conditions across certain markets.
Adjusted EBITDA for Americas Building Solutions was 6% ahead of prior year, supported by ongoing business improvements, asset optimization initiatives and contributions from acquisitions, which more than offset the impact of adverse weather and subdued residential activity. Adjusted EBITDA margin was 100bps ahead of the prior year period.

International Solutions

		Analysis of Change
in $ millions	2024	Currency	Acquisitions	Divestitures	Organic	2025	% change
Total revenues	12,340	+441	+1,057	(452)	(90)	13,296	+8%
Adjusted EBITDA	1,796	+81	+140	+10	+178	2,205	+23%
Adjusted EBITDA margin	14.6%					16.6%
International Solutions’ Total revenues were 8% ahead of the prior year, driven by contributions from acquisitions and favorable pricing.
In Essential Materials, Total revenues were 9% ahead of 2024, as contributions from acquisitions and favorable pricing more than offset the impact of prior year divestitures. Aggregates and cement pricing were 2% and 1% ahead of the prior year, respectively, while aggregates and cement volumes were 5% and 7% ahead of the prior year, benefiting from acquisitions.
In Road Solutions, Total revenues were 7% ahead of 2024, with volumes and prices in readymixed concrete ahead by 11% and 4%, respectively, benefiting from volume growth and contributions from acquisitions. Asphalt volumes declined 4%, while pricing was in line with the prior year.
Total revenues in Building & Infrastructure Solutions and Outdoor Living Solutions increased by 8% compared to the prior year, supported by contributions from acquisitions.
Adjusted EBITDA in International Solutions was 23% ahead of the prior year, with contributions from acquisitions, pricing progress and operational efficiencies driving improvement. Adjusted EBITDA margin increased by 200bps compared to the prior year.

CRH Q4 and Full Year 2025 Results 7

Exhibit 99.1
Appendix 2 - Financial Statements
The following financial statements are an extract of the Company’s Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months and the year ended December 31, 2025 and do not present all necessary information for a complete understanding of the Company's financial condition as of December 31, 2025. The full Consolidated Financial Statements prepared in accordance with U.S. GAAP for the year ended December 31, 2025, including notes thereto, will be included in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC).

Consolidated Statements of Income
(in $ millions, except share and per share data)

	Three months ended		Year ended
	December 31		December 31
	2025	2024	2025	2024
Product revenues	7,136	6,541	28,754	26,699
Service revenues	2,280	2,329	8,693	8,873
Total revenues	9,416	8,870	37,447	35,572
Cost of product revenues	(3,998)	(3,641)	(15,990)	(14,651)
Cost of service revenues	(2,062)	(2,069)	(7,929)	(8,220)
Total cost of revenues	(6,060)	(5,710)	(23,919)	(22,871)
Gross profit	3,356	3,160	13,528	12,701
Selling, general and administrative expenses	(2,032)	(1,933)	(8,283)	(7,852)
Gain on disposal of long-lived assets	82	38	235	237
Loss on impairments	–	(161)	(40)	(161)
Operating income	1,406	1,104	5,440	4,925
Interest income	42	31	146	143
Interest expense	(220)	(160)	(810)	(612)
Other nonoperating income, net	46	12	29	258
Income before income tax expense and income from equity method investments	1,274	987	4,805	4,714
Income tax expense	(246)	(143)	(1,041)	(1,085)
Income (loss) from equity method investments	9	(135)	26	(108)
Net income	1,037	709	3,790	3,521

Net (income) attributable to redeemable noncontrolling interests	(10)	(7)	(28)	(28)
Net (income) loss attributable to noncontrolling interests	(2)	1	(9)	(1)
Net income attributable to CRH	1,025	703	3,753	3,492

Earnings per share attributable to CRH
Basic	$1.53	$1.03	$5.54	$5.06
Diluted	$1.52	$1.02	$5.51	$5.02

Weighted average common shares outstanding
Basic	669.5	678.4	673.2	683.3
Diluted	673.1	683.7	677.0	689.5

CRH Q4 and Full Year 2025 Results 8

Exhibit 99.1

Consolidated Balance Sheets
(in $ millions, except share data)

	December 31	December 31
	2025	2024
Assets
Current assets:
Cash and cash equivalents	4,096	3,720
Restricted cash	51	39
Accounts receivable, net	5,178	4,820
Inventories	5,251	4,755
Other current assets	678	749
Total current assets	15,254	14,083
Property, plant and equipment, net	24,937	21,452
Equity method investments	502	737
Goodwill	13,099	11,061
Intangible assets, net	2,048	1,211
Operating lease right-of-use assets, net	1,471	1,274
Other noncurrent assets	1,018	795
Total assets	58,329	50,613

Liabilities, redeemable noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	3,263	3,207
Accrued expenses	2,196	2,248
Current portion of long-term debt	1,175	2,999
Operating lease liabilities	286	265
Other current liabilities	1,834	1,577
Total current liabilities	8,754	10,296
Long-term debt	16,478	10,969
Deferred income tax liabilities	3,511	3,105
Noncurrent operating lease liabilities	1,232	1,074
Other noncurrent liabilities	2,876	2,319
Total liabilities	32,851	27,763
Commitments and contingencies
Redeemable noncontrolling interests	430	384
Shareholders’ equity
Preferred stock, €1.27 par value, 150,000 shares authorized and 50,000 shares issued and outstanding for 5% preferred stock, and 872,000 shares authorized, issued and outstanding for 7% ‘A’ preferred stock, as of December 31, 2025, and December 31, 2024	1	1
Common stock, €0.32 par value, 1,250,000,000 shares authorized; 706,946,142 and 718,647,277 shares issued and outstanding, as of December 31, 2025, and December 31, 2024, respectively	286	290
Treasury stock, at cost (38,315,792 and 41,355,384 shares as of December 31, 2025, and December 31, 2024, respectively)	(2,016)	(2,137)
Additional paid-in capital	397	422
Accumulated other comprehensive loss	(257)	(1,005)
Retained earnings	25,593	24,036
Total shareholders’ equity attributable to CRH shareholders	24,004	21,607
Noncontrolling interests	1,044	859
Total equity	25,048	22,466
Total liabilities, redeemable noncontrolling interests and equity	58,329	50,613

CRH Q4 and Full Year 2025 Results 9

Exhibit 99.1
Consolidated Statements of Cash Flows
(in $ millions)

For the years ended December 31	2025	2024
Cash Flows from Operating Activities:
Net income	3,790	3,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	2,156	1,798
Loss on impairments	40	161
Share-based compensation	143	125
Gains on disposals from businesses and long-lived assets, net	(247)	(431)
Deferred tax expense	167	180
(Income) loss from equity method investments	(26)	108
Pension and other postretirement benefits net periodic benefit cost	21	34
Non-cash operating lease costs	292	262
Other items, net	3	14
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	121	(122)
Inventories	(161)	(224)
Accounts payable	(158)	48
Operating lease liabilities	(310)	(287)
Other assets	(210)	(69)
Other liabilities	45	(86)
Pension and other postretirement benefits contributions	(41)	(43)
Net cash provided by operating activities	5,625	4,989

Cash Flows from Investing Activities:
Purchases of property, plant and equipment, and intangibles	(2,713)	(2,578)
Acquisitions, net of cash acquired	(3,856)	(4,900)
Proceeds from divestitures	139	1,001
Proceeds from disposal of long-lived assets	315	272
Dividends received from equity method investments	50	44
Settlements of derivatives	(81)	(9)
Deferred divestiture consideration received	42	83
Other investing activities, net	59	(204)
Net cash used in investing activities	(6,045)	(6,291)

CRH Q4 and Full Year 2025 Results 10

Exhibit 99.1
Consolidated Statements of Cash Flows
(in $ millions)

For the years ended December 31	2025	2024
Cash Flows from Financing Activities:
Proceeds from debt issuances	10,479	4,001
Payments on debt	(7,612)	(1,859)
Settlements of derivatives	121	(36)
Payments of finance lease obligations	(131)	(57)
Deferred and contingent acquisition consideration paid	(31)	(21)
Dividends paid	(996)	(1,706)
Distributions to noncontrolling and redeemable noncontrolling interests	(34)	(53)
Transactions involving noncontrolling interests	28	19
Repurchases of common stock	(1,181)	(1,482)
Amounts related to employee share plans	(47)	8
Net cash provided by (used in) financing activities	596	(1,186)

Effect of exchange rate changes on cash and cash equivalents, including restricted cash	212	(143)
Increase (decrease) in cash and cash equivalents, including restricted cash	388	(2,631)
Cash and cash equivalents and restricted cash at the beginning of year	3,759	6,390
Cash and cash equivalents and restricted cash at the end of year	4,147	3,759

Supplemental cash flow information:
Cash paid for interest (including finance leases)	724	599
Cash paid for income taxes	831	960

Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents presented in the Consolidated Balance Sheets	4,096	3,720
Restricted cash presented in the Consolidated Balance Sheets	51	39
Total cash and cash equivalents and restricted cash presented in the Consolidated Statements of Cash Flows	4,147	3,759

The financial information presented in this report does not constitute the statutory financial statements for the purposes of Chapter 4 of Part 6 of the Companies Act 2014. Full statutory financial statements for the year ended December 31, 2025 prepared in accordance with International Financial Reporting Standards (IFRS), upon which the Auditor has given an unqualified audit report, have not yet been filed with the Registrar of Companies. Full statutory financial statements for the year ended December 31, 2024, prepared in accordance with IFRS and containing an unqualified audit report, have been delivered to the Registrar of Companies.

CRH Q4 and Full Year 2025 Results 11

Exhibit 99.1
Appendix 3 - Non-GAAP Reconciliation and Supplementary Information

CRH uses a number of non-GAAP financial measures to monitor financial performance. These measures are referred to throughout the discussion of our reported financial position and operating performance on a continuing operations basis unless otherwise defined and are measures which are regularly reviewed by CRH management. These financial measures may not be uniformly defined by all companies and accordingly may not be directly comparable with similarly titled measures and disclosures by other companies.
Certain information presented is derived from amounts calculated in accordance with U.S. GAAP but is not itself an expressly permitted GAAP measure. The non-GAAP financial measures as summarized below should not be viewed in isolation or as an alternative to the most directly comparable GAAP measure.
Adjusted EBITDA: Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, Loss on impairments, gain/loss on divestitures and investments, Income/loss from equity method investments, substantial acquisition-related costs and pension expense/income excluding current service cost component. It is quoted by management in conjunction with other GAAP and non-GAAP financial measures to aid investors in their analysis of the performance of the Company. Adjusted EBITDA by segment is monitored by management in order to allocate resources between segments and to assess performance.
Adjusted EBITDA margin is calculated by expressing Adjusted EBITDA as a percentage of Total revenues.
Reconciliation to its most directly comparable GAAP measure is presented below:

	Three months ended		Year ended
	December 31		December 31
in $ millions	2025	2024	2025	2024
Net income	1,037	709	3,790	3,521
(Income) loss from equity method investments (i)	(9)	135	(26)	108
Income tax expense	246	143	1,041	1,085
Gain on divestitures and investments (ii)	(39)	(8)	(1)	(250)
Pension income excluding current service cost component (ii)	(7)	(4)	(21)	(7)
Other interest, net (ii)	–	–	(7)	(1)
Interest expense	220	160	810	612
Interest income	(42)	(31)	(146)	(143)
Depreciation, depletion and amortization	590	510	2,156	1,798
Loss on impairments (i)	–	161	40	161
Substantial acquisition-related costs (iii)	32	1	45	46
Adjusted EBITDA	2,028	1,776	7,681	6,930

Total revenues	9,416	8,870	37,447	35,572
Net income margin	11.0%	8.0%	10.1%	9.9%
Adjusted EBITDA margin	21.5%	20.0%	20.5%	19.5%

(i) For the year ended December 31, 2025, the Loss on impairments totaled $40 million, principally related to International Solutions. For the year ended December 31, 2024, the total impairment loss comprised $0.35 billion, principally related to the Architectural Products reporting unit within International Solutions and the equity method investment in China.
(ii) Gain on divestitures and investments, pension income excluding current service cost component and other interest, net have been included in Other nonoperating income, net in the Consolidated Statements of Income.
(iii) Represents expenses associated with non-routine substantial acquisitions, which meet the criteria for being separately reported in Note 3 “Acquisitions” of the audited financial statements, as well as other acquisition costs of an extraordinary nature. Expenses in 2025 and 2024 primarily include legal, consulting and other tax expenses related to these acquisitions.
Reconciliation to the most directly comparable GAAP measure for the mid-point of the 2026 Adjusted EBITDA guidance is presented below:

in $ billions	2026 Mid-Point
Net income	4.0
Income tax expense	1.3
Interest expense, net	0.7
Depreciation, depletion and amortization	2.3
Adjusted EBITDA	8.3

CRH Q4 and Full Year 2025 Results 12

Exhibit 99.1
Net Debt: Net Debt is used by management as it gives additional insight into the Company’s current debt position less available cash. Net Debt is provided to enable investors to see the economic effect of gross debt, related hedges and cash and cash equivalents in total. Net Debt is comprised of short and long-term debt, finance lease liabilities, cash and cash equivalents, and current and noncurrent derivative financial instruments (net).
Reconciliation to its most directly comparable GAAP measure is presented below:

	December 31	December 31
in $ millions	2025	2024
Short and long-term debt	(17,653)	(13,968)
Cash and cash equivalents	4,096	3,720
Finance lease liabilities	(534)	(257)
Derivative financial instruments (net)	(60)	(27)
Net Debt	(14,151)	(10,532)

Organic Revenue and Organic Adjusted EBITDA: Because of the impact of acquisitions, divestitures, currency exchange translation and other non-recurring items on reported results each year, CRH uses organic revenue and organic Adjusted EBITDA as additional performance indicators to assess performance of pre-existing (also referred to as underlying, like-for-like or ongoing) operations each year.
Organic revenue and organic Adjusted EBITDA are arrived at by excluding the incremental revenue and Adjusted EBITDA contributions from current and prior year acquisitions and divestitures, the impact of exchange translation, and the impact of any one-off items. Changes in organic revenue and organic Adjusted EBITDA are presented as additional measures of revenue and Adjusted EBITDA to provide a greater understanding of the performance of the Company. Organic change % is calculated by expressing the organic movement as a percentage of the prior year (adjusted for currency exchange effects). A reconciliation of the changes in organic revenue and organic Adjusted EBITDA to the changes in Total revenues and Adjusted EBITDA by segment, is presented in Appendix 1.

Diluted EPS pre‑impairment: Diluted EPS pre‑impairment is a measure of the Company's profitability per share from continuing operations excluding any Loss on impairments (which is non-cash) and the related tax impact of such impairments. It is used by management to evaluate the Company's underlying profit performance and its own past performance. Diluted EPS information presented on a pre‑impairment basis is useful to investors as it provides an insight into the Company's underlying performance and profitability. Diluted EPS pre‑impairment is calculated as Net income adjusted for (i) Net (income) attributable to redeemable noncontrolling interests (ii) Net (income) loss attributable to noncontrolling interests (iii) adjustment of redeemable noncontrolling interests to redemption value and excluding any Loss on impairments (and the related tax impact of such impairments) divided by the diluted weighted average number of common shares outstanding for the year.
Reconciliation to its most directly comparable GAAP measure is presented below:

	Three months ended				Year ended
	December 31				December 31
in $ millions, except share and per share data	2025	Per Share - diluted	2024	Per Share - diluted	2025	Per Share - diluted	2024	Per Share - diluted
Weighted average common shares outstanding – diluted	673.1		683.7		677.0		689.5

Net income	1,037	$1.54	709	$1.04	3,790	$5.60	3,521	$5.11
Net (income) attributable to redeemable noncontrolling interests	(10)	($0.02)	(7)	($0.01)	(28)	($0.04)	(28)	($0.04)
Net (income) loss attributable to noncontrolling interests	(2)	–	1	–	(9)	($0.02)	(1)	–
Adjustment of redeemable noncontrolling interests to redemption value	(3)	–	(4)	($0.01)	(23)	($0.03)	(34)	($0.05)
Net income attributable to CRH for EPS	1,022	$1.52	699	$1.02	3,730	$5.51	3,458	$5.02
Impairment of property, plant and equipment and intangible assets	–	–	161	$0.23	40	$0.06	161	$0.23
Tax related to impairment charges	–	–	(26)	($0.04)	–	–	(26)	($0.04)
Impairment of equity method investments (net of tax)	–	–	151	$0.22	–	–	151	$0.22
Net income attributable to CRH for EPS – pre-impairment (i)	1,022	$1.52	985	$1.43	3,770	$5.57	3,744	$5.43

(i) Reflective of CRH’s share of impairment of property, plant and equipment, intangible and other assets (2025: $40 million; 2024: $161 million), an impairment of equity method investments (2024: $190 million) and related tax effect.

CRH Q4 and Full Year 2025 Results 13

Exhibit 99.1
Adjusted Free Cash Flow: Adjusted Free Cash Flow is a liquidity measure and is defined as Net cash provided by operating activities adjusted for Proceeds from disposal of long-lived assets less Maintenance capital expenditure. Adjusted Free Cash Flow Conversion is defined as Adjusted Free Cash Flow divided by Net income.
Management believes that Adjusted Free Cash Flow and Adjusted Free Cash Flow Conversion are useful metrics for both management and investors in evaluating the Company’s ability to generate cash flow from operations after making investments in maintaining its asset base. As is the case with the other non-GAAP measures presented, users should consider the limitations of using Adjusted Free Cash Flow and Adjusted Free Cash Flow Conversion, including the fact that those measures do not provide a complete measure of our cash flows for any period. In particular, Adjusted Free Cash Flow and Adjusted Free Cash Flow Conversion are not intended to be a measure of cash flow available for management’s discretionary use, as these measures do not reflect certain cash requirements, such as debt service requirements and other contractual commitments.
Reconciliation to its most directly comparable GAAP measure is presented below:

	December 31	December 31
in $ millions	2025	2024
Net cash provided by operating activities	5,625	4,989
Proceeds from disposal of long-lived assets	315	272
Maintenance capital expenditure (i)	(971)	(1,036)
Adjusted Free Cash Flow	4,969	4,225

Net income	3,790	3,521
Net cash provided by operating activities/Net income	148%	142%
Adjusted Free Cash Flow Conversion	131%	120%

(i) Maintenance capital expenditure refers to capital expenditure that is routine, essential, and part of day-to-day operations, focusing on preserving the value, functionality, and profitability of existing assets. Growth capital expenditure is intended to increase profitability by expanding capacity, improving efficiency or fulfilling strategic objectives. A reconciliation of total capital expenditure to maintenance capital expenditure is provided below:

	December 31	December 31
in $ millions	2025	2024
Purchases of property, plant and equipment and intangibles (total capital expenditure)	(2,713)	(2,578)
Growth capital expenditure	(1,742)	(1,542)
Maintenance capital expenditure	(971)	(1,036)

CRH Q4 and Full Year 2025 Results 14

Exhibit 99.1
Appendix 4 - Disclaimer/Forward-Looking Statements

In order to rely upon the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.
This document contains statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations, business, viability and future performance of CRH and certain of the plans and objectives of CRH. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this document.
In particular, the following, among other statements, are all forward-looking in nature: plans and expectations regarding outlook for 2026, including favorable market dynamics and demand among CRH's platforms; plans and expectations regarding public investment in infrastructure and reindustrialization activity; plans and expectations regarding pricing momentum, costs, demand, and trends in residential and non-residential markets and macroeconomic and other market trends and dynamics in key end-markets and other regions where CRH operates; expectations with respect to the impact of further potential changes to global trade policies; plans and expectations regarding acquisitions and divestitures and resulting synergies, benefits and contributions; statements regarding the M&A activity, growth projects and other value-accretive opportunities, including the benefits thereof; plans and expectations regarding return of cash to shareholders, including the timing, consistency and amount of share buybacks and dividends; statements regarding the strength and flexibility of CRH’s balance sheet and anticipated financial capacity, including availability of credit facilities; statements regarding CRH’s integration of innovative technologies and related enhancement on productivity, safety and sustainability; statements regarding sustainability initiatives and impacts on CRH’s performance model; and plans and expectations regarding CRH's 2026 full year performance, including net income, Adjusted EBITDA, diluted EPS, capital expenditures, assumed interest expense, assumed depreciation, depletion and amortization and assumed effective tax rate.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Company’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this document. The Company expressly disclaims any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.
A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include, but are not limited to: economic and financial conditions, including changes in interest rates, inflation, price volatility and/or labor and materials shortages; demand for infrastructure, residential and non-residential construction and our products in geographic markets in which we operate; increased competition and its impact on prices and market position; increases in energy, labor and/or other raw materials costs; adverse changes to laws and regulations, including in relation to climate change; the impact of unfavorable weather; investor and/or consumer sentiment regarding the importance of sustainable practices and products; availability of public sector funding for infrastructure programs; political uncertainty, including as a result of political and social conditions in the jurisdictions CRH operates in, or adverse political developments, including the ongoing geopolitical conflicts in Ukraine and the Middle East; failure to complete or successfully integrate acquisitions or make timely divestitures; cyber-attacks and exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks, including due to product failures. Additional factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed by the forward-looking statements in this report include the risks and uncertainties described under “Risk Factors” in Part 1, Item 1A in CRH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as filed with the SEC and in CRH's other filings with the SEC.

CRH Q4 and Full Year 2025 Results 15